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                                  EXHIBIT 99.1

                    GREENWOOD BANK FIRM POISED FOR EXPANSION:
     Community Capital Corp. set to open branch banks near Lexington County.

                       By R. Kevin Dietrich, Staff Writer
        Published in The State newspaper June 19, 2002 at pages B6 & B10

     With corporate consolidation behind it, Community Capital Corp is looking to grow.

     The Greenwood-based bank company plans to open half a dozen branches along the I-26 and I-85 corridors during the next two years, chief executive Bill Stevens said.

     The growth will build Community Capital's presence near Lexington County, though the bank company does not yet plan to enter the Columbia area.

     "We're looking for any opportunity we can find," he said. "Anything within 25 miles of either I-85 or I-26."

     Community Capital, which ranks among South Carolina's 10 largest commercial bank companies, went through an extensive restructuring last year, consolidating its five bank subsidiaries into a single entity, CapitalBank.

     The cost savings associated with the move - Community Capital's net profits more than doubled last year, to $4.5 million - has boosted the company's capital, giving it the ability to expand.

     Currently, CapitalBank has offices in 10 communities, from Clemson to Saluda, Newberry to Calhoun Falls. Earlier this month, it announced plans to open in July a second office in Anderson.

     Community Capital is changing from an institution serving more rural markets to one moving into growing areas that support the state's metro markets, said Wood Britton, managing director of The Orr Group, an investment banking organization based in Winston-Salem, N.C.

     "Their strategy is not to go into the heart of Greenville and Spartanburg per se, but hit the growing markets just outside those areas," Britton said.

     Being outside metro areas still offers excellent growth opportunities, but less competition from the established megabanks. In middle-tier markets, Community Capital can still wield the flexibility it needs to be a successful community bank, Britton added.

     Stevens said the I-26 and I-85 corridors are growing, vibrant markets. Community Capital hasn't identified specific expansion targets, but will move into areas where talented bankers are available, he added.

     Expansion into Lexington County is likely a longer-term proposition, Stevens said.

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     As part of its push to grow, CapitalBank will offer special certificate of deposit promotions in the coming months.

     Friday, CapitalBank will offer an 88-day certificate of deposit paying 3.88 percent for one day only in its Greenwood and Calhoun Falls branches. Customers who open a checking account that day can get a CD rate of 4.08 per cent.

     "We can't make money on that, but if customers like it, they might stay with us," Stevens said.

     By comparison, CapitalBank offers an interest rate of less than 1 percent on its 90-day CDs and 3 percent on its 13-month certificates of deposit.

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           Reach Dietrich at (803) 771-8480 or kdiestrich@thestate.com

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